OMB APPROVAL

							OMB Number:3235-0145
							Expires:  August 31, 1999
							Estimated average burden
							hours per response 14.90

						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. 1)

iManage, Inc.
					  (Name of Issuer)

Common Stock
				(Title of Class of Securities)

45245y105
						(CUSIP Number)

July 3, 2001
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-2(a)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 10

CUSIP No. 45245Y105				13D				Page 2 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 4,953,000 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 4,953,000 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 4,953,000 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	21.2%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 3 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		WC

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 4,953,000 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 4,953,000 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 4,953,000 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	21.2%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 4 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Growth Group LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 1,659,700 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 1,659,700 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 1,659,700 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	7.1%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, IA
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 5 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 2,755,700 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 2,755,700 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 2,755,700 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	11.8%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 45245Y105				13D			Page 6 of 10

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of iManage, Inc.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II. (a)RS Investment Management, L.P. is a California Limited Partnership.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III. (a)RS Growth Group LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

IV. (a)RS Diversified Growth Fund is a series of a Massachusetts
Business Trust.
(b) 388 Market Street, Ste 200, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

CUSIP No. 45245Y105				13D			Page 7 of 10

ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. and RS Growth Group LLC using working capital contributed by the Funds' respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. and RS Growth Group LLC due to acquisitions. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		4,953,000	21.2%
RS Investment Mgmt, L.P.		4,953,000	21.2%
RS Growth Group LLC			1,659,700	 7.1%
RS Diversified Growth Fund		2,755,700	11.8%

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 23,322,939 shares of Common Stock of the Issuer outstanding as of July 3, 2001.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 4,953,000 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 4,953,000 shares of the Issuer.

RS Growth Group LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 1,659,700 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is part of a Massachusetts Business Trust with shared dispositive power over 2,755,700 shares of the Issuer.

CUSIP No. 45245Y105				13D			Page 8 of 10

The following is a list of transactions by the filing parties in the last 60 days:

ACCT		     DATE     SHARES    NET TRADE     TYPE

DGF              05-04-01        5000      18335    open mkt purch
Sep Acct         05-04-01        2000       7334    open mkt purch
Sep Acct         05-04-01        3000      11001    open mkt purch
DGF              05-08-01        1000       4001    open mkt purch
Sep Acct         05-08-01         400       1600    open mkt purch
Sep Acct         05-08-01         600       2401    open mkt purch
DGF              05-11-01        1400       5315    open mkt purch
Sep Acct         05-11-01         600       2278    open mkt purch
Sep Acct         05-11-01         800       3037    open mkt purch
DGF              05-14-01        2600       9340    open mkt purch
DGF              05-14-01        1500       5250    open mkt purch
Sep Acct         05-14-01        1000       3592    open mkt purch
Sep Acct         05-14-01         600       2100    open mkt purch
Sep Acct         05-14-01        1600       5748    open mkt purch
Sep Acct         05-14-01         900       3150    open mkt purch
DGF              05-30-01        7500      24375    open mkt purch
Sep Acct         05-30-01        3000       9750    open mkt purch
Sep Acct         05-30-01        4500      14625    open mkt purch
DGF              05-31-01        2500       7537    open mkt purch
Sep Acct         05-31-01        1000       3015    open mkt purch
Sep Acct         05-31-01        1500       4522    open mkt purch
DGF              06-06-01        2600       7839    open mkt purch
Sep Acct         06-06-01        1000       3015    open mkt purch
Sep Acct         06-06-01         300        904    open mkt purch
Sub-Advised Acct 06-06-01        2300       6934    open mkt purch
Sub-Advised Acct 06-06-01         800       2412    open mkt purch
DGF              06-12-01        5600      16660    open mkt purch
DGF              06-12-01        3600      10656    open mkt purch
Sep Acct         06-12-01        2200       6545    open mkt purch
Sep Acct         06-12-01        1500       4440    open mkt purch
Sep Acct         06-12-01         700       2082    open mkt purch
Sep Acct         06-12-01         500       1480    open mkt purch
Sub-Advised Acct 06-12-01        4800      14280    open mkt purch
Sub-Advised Acct 06-12-01        3200       9472    open mkt purch
Sub-Advised Acct 06-12-01        1700       5057    open mkt purch
Sub-Advised Acct 06-12-01        1200       3552    open mkt purch
DGF              06-14-01         500       1527    open mkt purch
Sep Acct         06-14-01         200        611    open mkt purch
Sep Acct         06-14-01         100        305    open mkt purch
Sub-Advised Acct 06-14-01         400       1222    open mkt purch
Sub-Advised Acct 06-14-01         100        305    open mkt purch
DGF              06-18-01        2000       6006    open mkt purch
Sep Acct         06-18-01         800       2403    open mkt purch
Sep Acct         06-18-01         300        901    open mkt purch
Sub-Advised Acct 06-18-01        1800       5406    open mkt purch
Sub-Advised Acct 06-18-01         700       2102    open mkt purch
DGF              06-19-01        1500       4498    open mkt purch
Sep Acct         06-19-01         600       1799    open mkt purch
Sep Acct         06-19-01         200        600    open mkt purch
Sub-Advised Acct 06-19-01        1300       3898    open mkt purch
Sub-Advised Acct 06-19-01         500       1499    open mkt purch
DGF              06-20-01       11500      35336    open mkt purch
Sep Acct         06-20-01        4400      13520    open mkt purch
Sep Acct         06-20-01       10200      31342    open mkt purch
Sub-Advised Acct 06-20-01        3000       9218    open mkt purch
Sub-Advised Acct 06-20-01         100        307    open mkt purch
Sub-Advised Acct 06-20-01        5800      17822    open mkt purch
DGF              06-21-01        1700       5477    open mkt purch
Sep Acct         06-21-01         600       1933    open mkt purch
Sep Acct         06-21-01        1500       4833    open mkt purch
Sub-Advised Acct 06-21-01         400       1289    open mkt purch
Sub-Advised Acct 06-21-01         800       2577    open mkt purch
DGF              06-22-01       29200      84680    open mkt purch
Sep Acct         06-22-01       20100      58290    open mkt purch
Sep Acct         06-22-01       34000      98600    open mkt purch
Sub-Advised Acct 06-22-01       20000      58000    open mkt purch
Sub-Advised Acct 06-22-01        7400      21460    open mkt purch
Sub-Advised Acct 06-22-01       13300      38570    open mkt purch
DGF              06-29-01       22500      81837    open mkt purch
Sep Acct         06-29-01        4500      16367    open mkt purch
Sep Acct         06-29-01        4500      16367    open mkt purch
Sub-Advised Acct 06-29-01        4500      16367    open mkt purch

CUSIP No. 45245Y105				13D			Page 9 of 10

ITEM 6
Please refer to Item 5.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	July 3, 2001

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  RS Investment Management, L.P.
	Managing Member
	By:  /s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

CUSIP No. 45245Y105				13D			Page 10 of 10

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	July 3, 2001

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  RS Investment Management, L.P.
	Managing Member
	By:  /s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer